Exhibit 99.1

           Southwest Community Bancorp Reports Another Record Quarter

     CARLSBAD, Calif.--(BUSINESS WIRE)--Oct. 18, 2004--Southwest Community Bancorp (OTCBB:SWCB) and its operating subsidiaries, Southwest Community Bank and Financial Data Solutions, Inc., reported record earnings for the third quarter ended September 30, 2004 of $1,179,000, or $0.31 per diluted share, compared with earnings of $653,000, or $0.19 per diluted share for the 2003 third quarter. The growth in earnings represented an 81% increase over the 2003 period. The annualized return on average equity and average assets for the quarter was 18.0% and 1.1% respectively compared with 15.1% and 0.9% for the comparable quarter in 2003.
     For the nine months ended September 30, 2004 the Company reported earnings of $3,561,000, or $0.97 per diluted share, compared with earnings of $1,991,000, or $0.57 per diluted share for first nine months of 2003. Growth in earnings for the nine month period represented a 79% increase over the 2003 period. The annualized return on average equity and average assets for the nine months was 21.4% and 1.2% respectively compared with 15.6% and 1.0% for the comparable period in 2003.
     Total consolidated total assets increased by 55% for the period ended September 30, 2004 to $477 million compared to $308 million at September 30, 2003. Deposits increased by $149 million to $428 million, representing a 53% increase over the $279 million in same period in 2003. Total loans increased by $63 million, an increase of 38% over the $167 million reported at September 30, 2003.
     Highlights of the quarter include the successful completion of a $14.5 million secondary offering sold to some 400 shareholders, many of whom were first time investors in the Company. Proceeds from the Offering are being used for general corporate purposes including repayment of a $2 million loan obtained earlier in the year to repurchase a minority shareholder's interest in the Company's data servicing subsidiary, Financial Data Solutions, Inc., and to fund continuing expansion of the holding Company's banking franchise, Southwest Community Bank.
     The Company's data servicing subsidiary, FDSI, completed the conversion of the $6 billion United Commercial Bank to its item processing system during the quarter. FDSI also signed an item processing agreement with the $4.6 billion Golden 1 Credit Union, the largest credit union in the state and the fourth largest in the nation, for services to commence in the fourth quarter. The aggregate assets of FDSI's financial institution clients grew during the quarter to more than $30 billion.

     Operating Results for the Nine Month Period:

     Net interest income before provision for potential loan losses increased by 39% to $12.2 million during the nine month 2004 period compared with $8.7 million in the comparable period in 2003. The provision for loan losses for the 2004 period totaled $725 thousand compared to $495 thousand in the 2003 period. The allowance for loan losses as of September 30, 2004 represented 1.43% of loans outstanding.
     Noninterest income increased by 27% to $8.5 million from $6.7 million in the 2003 period, largely due to increases in fees and service charges on deposit accounts, data processing income and gains on the sale of SBA loans. Noninterest expense increased 21% in the current period to $14.0 million from $11.6 million in the comparable 2003 period with salaries, equipment and data processing expenses and professional services representing the largest increases.
     Nonperforming assets, which consist of loans on nonaccrual or past due for 90 days or more, totaled $987 thousand or 0.43% of total loans outstanding as of September 30, 2004 compared with $967 thousand or 0.57% as of September 30, 2003.
     Capital ratios at both the Company and Southwest Community Bank remain above the levels required for a "well capitalized" designation by regulatory agencies. The Tier 1 Leverage capital ratios for the Company and the Bank at September 30, 2004 were 10.1% and 8.6% respectively.

     Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California, and a Loan Production Office in Glendale, California; and Financial Data Solutions, Inc., a state-wide Item Processing service company with centers in Murrieta, El Monte and San Leandro, California.

     Shares of the Company's common stock are traded on the OTC Bulletin Board under the symbol SWCB. For more information, visit our web site at www.swcbank.com.

     Forward-Looking Comments: Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.


             SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
            (dollars in thousands, except per share data)
----------------------------------------------------------------------



                              Three Months Ended     Nine Months Ended
                                September 30,         September 30,
Consolidated Statements of
 Income                         2004       2003       2004       2003
------------------------------------- ---------- ---------- ----------

Interest income               $4,764     $3,352    $13,230     $9,476
Interest expense                 440        301      1,066        737
                           ---------- ---------- ---------- ----------
Net interest income            4,324      3,051     12,164      8,739
Provision for loan losses        200         95        725        495
                           ---------- ---------- ---------- ----------
Net interest income after
 provision                     4,124      2,956     11,439      8,244

Non interest income            2,848      2,123      8,529      6,697
Non interest expense           4,996      3,972     14,000     11,584
                           ---------- ---------- ---------- ----------
Income before income taxes     1,976      1,107      5,968      3,357
Income taxes                     797        454      2,407      1,366
                           ---------- ---------- ---------- ----------
Net Income                    $1,179       $653     $3,561     $1,991
                           ========== ========== ========== ==========

Basic EPS                      $0.38      $0.23      $1.19      $0.69
Diluted EPS                    $0.31      $0.19      $0.97      $0.57
Average shares outstanding 3,092,683  2,901,894  2,983,128  2,896,896
Average diluted shares
 outstanding               3,818,271  3,489,047  3,656,963  3,459,915

Return on averge equity
 (annualized)                   18.0%      15.1%      21.4%      15.6%
Return on average assets
 (annualized)                    1.1%       0.9%       1.2%       1.0%
Efficiency ratio                69.7%      76.8%      67.7%      75.0%


                                        September  September  December
                                           30,        30,        31,
Consolidated Balance Sheets               2004       2003       2003
------------------------------------- ---------- ---------- ----------
Assets
Cash and due from banks                 $82,264   $101,267   $110,372
Federal funds sold                       95,970      3,025      4,175
Investment securities                    53,519     25,525     24,120

Loans, net of unearned income           229,692    167,009    188,715
 Less allowance for loan losses           3,285      2,300      2,511
                                      ---------- ---------- ----------
 Net loans                              226,407    164,709    186,204
Other assets                             18,382     13,364     13,944
                                      ---------- ---------- ----------
 Total                                 $476,542   $307,890   $338,815
                                      ========== ========== ==========
Liabilities and Shareholders' Equity
Noninterest-bearing                    $320,160   $214,090   $236,641
Interest bearing                        108,225     65,174     71,738
                                      ---------- ---------- ----------
 Total Deposits                         428,385    279,264    308,379
Accrued interest and other
 liabilities                              2,261        804      1,562
Junior subordinated debt                  8,248      8,248      8,248
Notes payable                               122        218        200
Minority interest in subsidiary               -      1,426      1,464
                                      ---------- ---------- ----------
 Total Liabilities                      439,016    289,960    319,853
                                      ---------- ---------- ----------
Shareholders' Equity
Common stock                             29,422     14,671     14,676
Retained earnings                         7,923      3,418      4,362
Other comprehensive income (loss)           181       (159)       (76)
                                      ---------- ---------- ----------
 Total Shareholders' Equity              37,526     17,930     18,962
                                      ---------- ---------- ----------
 Total                                 $476,542   $307,890   $338,815
                                      ========== ========== ==========

Book value at end of period              $10.84      $6.18      $6.53
Shares outstanding at end of period   3,462,637  2,901,894  2,902,494


     CONTACT: Southwest Community Bancorp
              Frank J. Mercardante, 760-918-2620